EXHIBIT 99.1: FOOTNOTE TEXT

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(1)  As described in the Form 3 filed by Appaloosa Investment Limited
     Partnership I ("AILP") on September 10, 2003, AILP is a party to a total return swap agreement with respect to approximately 2,428,024 shares of common stock of the Issuer with an expiration date of August 2, 2004. The Form 4 filed by AILP on September 16, 2003 describes the partial settlement of the agreement up to and including that date. The agreement has been further partially settled prior to its expiration date as follows. On September 17, 2003, the agreement was settled with respect to 378,430 shares subject to the agreement, for a payment from the counterparty to AILP in the amount of $7,236,868.26, less certain fees and expenses. On September 18, 2003, the agreement was partially settled with respect to 239,850 shares subject to the agreement for a payment from the counterparty to AILP in the amount of $4,594,974.35, less certain fees and expenses. The agreement is still in effect with respect to approximately 1,172,809 shares.

(2) As described in the Form 3 filed by Palomino Fund Ltd. ("Palomino") on September 10, 2003, Palomino is a party to a total return swap agreement with respect to approximately 2,127,368 shares of common stock of the Issuer with an expiration date of August 2, 2004. The Form 4 filed by Palomino on September 16, 2003 describes the partial settlement of the agreement up to and including that date. The agreement has been further partially settled prior to its expiration date as follows. On September 17, 2003, the agreement was settled with respect to 331,570 shares subject to the agreement, for a payment from the counterparty to Palomino in the amount of $6,340,745.74, less certain fees and expenses. On September 18, 2003, the agreement was partially settled with respect to 210,150 shares subject to the agreement, for a payment from the counterparty to Palomino in the amount of $4,025,990.66, less certain fees and expenses. The agreement is still in effect with respect to approximately 1,027,583 shares.

(3) The reporting persons to whom the information set forth on these lines relates are David A. Tepper ("Mr. Tepper"), Appaloosa Partners Inc. ("API") and Appaloosa Management LP (the "Manager"). Mr. Tepper is the sole stockholder of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests of, the Manager. The Manager is the general partner of AILP and acts as an investment advisor to Palomino. Footnotes (1) and (2) describe the transactions to which the information set forth on these lines relates.